Exhibit 5.1
(Includes Exhibit 23.1)

August 9, 2019

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re: Electronic Arts Inc. (“EA”)
Registration Statement on Form S-8

Ladies/Gentlemen:

I am an attorney licensed to practice law in the state of California and I am Executive Vice President, General Counsel and Corporate Secretary of EA. I have examined EA’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by EA on or about August 9, 2019 in connection with the registration under the Securities Act of 1933, as amended, of 13,500,000 shares of common stock that may be issuable by EA to eligible employees and directors of EA pursuant to EA’s 2019 Equity Incentive Plan (the “2019 EIP”).

As General Counsel for EA, I have examined the proceedings taken by EA in connection with the 2019 EIP and the shares being registered hereby.

It is my opinion that the 13,500,000 shares of common stock that may be issued and sold by EA pursuant to 2019 EIP, when issued and sold in accordance with the terms set forth in the 2019 EIP, as applicable, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion, if any, in the Registration Statement and amendments thereto.

Very truly yours,

/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President,
General Counsel and Corporate Secretary